Exhibit 10.7

Data Analysis and Promotion Service Framework Contract (payment)

contract NO:

Party A and Party B through friendly negotiation. Based on the principle of equality and mutual benefit, the following agreement is reached that party A entrusts Party B to conduct data analysis and promotion services for both parties.

Party A: Xiamen QINGXIANGXING Network Technology Co., LTD
Contact person: Huang Mingjie	Tel.: 18659299125
Location: Unit 103-104, Building 1, No.1888, Hongxiang West Road, Jinhai Street, Xiang’an District, Xiamen City

Party B: Jiangmen Yinxing Robot Co., LTD
Contact person: He Xiaohong	Tel.: 18088893988
Location: Room, one of 203, No.129, Baishi Avenue, Pengjiang District, Jiangmen City

1. service content

1. Data analysis and promotion services: means that Party B provides data analysis to Party A and puts it on the network platform designated by Party A.

2. Party B shall provide bidding promotion services for Party A.

2. mode of payment

1. Party B’s payment information shall be provided herein. In case of any change, Party B will notify Party A in advance of:

Account name: Jiangmen Yinxing Robot Co., LTD

Account number: 23810078801000001330

Bank: Business Department of Jiangmen Branch of Shanghai Pudong Development Bank

2. Party B shall provide party A with special VAT invoices for Party A. The invoice title is the name of the subject of Party A: Party B does not accept the billing service of any third party except Party A.

3. Commitment and Guarantee

1. Both parties guarantee that they have the qualification to perform the obligations hereunder and operate legally. If either party is punished by the regulatory department or the judicial department due to the violation of this agreement, the non-breaching party shall have the right to terminate this Contract immediately.

2. If the materials herehereunder are provided by Party A, Party A shall guarantee that the materials do not violate any laws and regulations or infringe the rights and interests of any third party (including but not limited to intellectual property rights, portrait rights, etc.), and shall bear all economic and legal liabilities therefor.

3. If the materials herehereunder are provided by Party B, Party B shall guarantee that the materials do not violate any laws and regulations or infringe the rights and interests of any third party (including but not limited to intellectual property rights, portrait rights, etc.), and shall bear all economic and legal liabilities therefor.

4. Intellectual Property rights and confidentiality

1. Both parties guarantee that the information provided by one party to the other party will not infringe upon the intellectual property rights or legitimate rights and interests of any other person. Otherwise, all the responsibilities shall be borne by that party itself, and shall have nothing to do with the other party.

2. Both parties guarantee that the hardware, software, program, password, trade name, technology, license, patent, trademark, technical knowledge and business process of the other party learned or approved to use under this Contract are legally owned by the other party and the party shall have no rights or interests therein.

3. Trade secrets, technical secrets, account information and other matters that shall be kept confidential by both parties during the term of this Contract. Should not be disclosed or disclosed to a third party during the term of the contract and within two years after the termination of the contract.

4. Disclose of confidential Information by either Party shall not be a breach of this Agreement under any of the following circumstances:

1) The information is already known to the public at the time of disclosure;

2) This information is disclosed with the prior written consent of the other party:

3) One party shall disclose the disclosure in accordance with the requirements of the government judicial departments with jurisdiction in accordance with Chinese laws and regulations, provided that one party shall notify the other party of the exact nature of the disclosed trade secrets in writing before the disclosure.

5. Without the written consent of the other party, neither party shall use the trademark of the other party to publicize the activities, otherwise, the breaching party shall compensate the non-breaching party for all losses.

5. Liability for breach of contract

1. During the cooperation period, Party A shall pay the settlement fee to Party B as agreed. If Party A delays in paying the payment, it shall pay party B a liquidated damages of 0.5% of the unpaid amount for each day overdue.

2. If Party B breaches its obligations hereunder and the advertised information is deemed by the regulatory department or judicial organ to violate laws, regulations or relevant policies, Party A shall have the right to terminate this Contract and hold Party B liable for breach of contract for liquidated damages as consistent with the standard stipulated in the above paragraph: However, Party A shall still pay the service fee already incurred to Party B.

6. Dispute settlement

Any dispute arising from the signing or performance of this Contract shall be settled by both parties through friendly negotiation. If no agreement can be reached through negotiation. Either party may file a lawsuit with the people’s court where Party A is located.

7. other

1. The term of service is from January 1,2023 to 2023 It ends on December 31st.

2. This contract is made in duplicate, with each party holding one copy and each copy having the same legal effect.

3. This contract shall come into force upon being signed by both parties and affixed with official seals.

Party A: Xiamen QINGXIANGXING Network Technology Co., LTD.

Seal:

Authorized Representative:

Date: 2023.1.1

Party B: Jiangmen Yinxing Robot Co., LTD

Seal:

Authorized Representative:

Date: 2023.1.1

Annex: 1